Exhibit 10.2
Fastly, Inc.
2022 Change in Control and Severance Benefit Plan
Participation Agreement
Name:     ___________________
Section 1.Eligibility.
You have been designated as eligible to participate in the Fastly, Inc. 2022 Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (this “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. The Plan is incorporated into and made part of this Participation Agreement.
Section 2.Change in Control Severance Benefits.
If you experience a Covered Termination that occurs during the Change in Control Period and you meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the applicable severance benefits set forth in this Section 2, subject to the terms of the Plan.
(a)Base Salary. You shall receive a cash payment in an amount equal to twelve (12) months (the “Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs. For purposes of the foregoing, your Base Salary shall be your Base Salary prior to any reduction that would give rise to your right to resign for Good Reason.
(b)Target Annual Bonus Payment. If you are eligible to participate in the Company’s annual bonus plan at the time of your Covered Termination, you will be entitled to 100% of your target annual bonus for the year in which your Covered Termination occurs. The amount of your target annual bonus will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the Covered Termination were achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Target Annual Bonus Payment”). The Target Annual Bonus Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.
(c)Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued

coverage under the Company’s health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your Covered Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially violating the nondiscrimination requirements under Section 105(h) of the Code or potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
(d)Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering the Company’s equity securities (including any equity securities assumed, substituted or continued by the Company’s successor in connection with the Change in Control) as of the date of your Covered Termination (each, an “Equity Award”) and that vests based solely upon your continued service shall be accelerated in full and any reacquisition or repurchase rights held by the Company (or its successor) in respect of the equity securities issued pursuant to any Equity Award granted to you shall lapse in full. Each Equity Award that is subject to performance-based vesting conditions shall vest in accordance with the terms and conditions set forth in the applicable agreement(s) governing such Equity Award. To the extent your Covered Termination occurs prior to the Change in Control, the acceleration set forth in this Section shall be contingent and effective upon the Change in Control, and your Equity Awards will remain outstanding following your Covered Termination to give effect to such acceleration as necessary.
Section 3.Non-Change in Control Severance Benefits.
    If you experience a Covered Termination that occurs at a time that is not during the Change in Control Period and you meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the applicable severance benefits set forth in this Section 3, subject to the terms of the Plan.
(a)the base salary cash payment described in Section 2(a) above, but in an amount equal to nine (9) months; and

(b)the COBRA benefits described in Section 2(c) above, but the Severance Period for purposes of calculating such benefits shall be nine (9) months; and
(c)the equity acceleration benefits described in Section 2(d) above, but (i) the Equity Awards that vest based solely upon your continued service shall instead accelerate and become vested, and if applicable, exercisable as to the number of shares that would have vested if you had completed an additional nine months of service following your Covered Termination and (ii) Equity Awards that vest based on performance-based vesting conditions shall instead vest as to the number of shares that would have vested if you had completed an additional nine months of service following your Covered Termination on a pro-rated basis and based on actual level of achievement of the applicable performance-based vesting conditions as of your Covered Termination.
In no event shall you be entitled to benefits under both Section 2 and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3, you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under Section 3.
Section 4.Additional Requirements.
Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 and Section 3 above is expressly contingent upon your compliance with the terms and conditions of the provisions of your offer letter or employment contract, as applicable, with the Company Group and the Employee Confidential Information and Inventions Assignment Agreement between you and the Company Group, as may be amended from time to time (the “CIIAA”). Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions in this Section 4.
Section 5.Acknowledgements.
As a condition to participation in the Plan, you hereby acknowledge each of the following:
(a)The severance benefits that may be provided to you under this Participation Agreement are subject to all of the terms and conditions of the Plan. These terms and conditions include, but are not limited to: (i) the requirement that you execute the Release within the applicable time period set forth therein and cause such Release to become effective in accordance with its terms, and (ii) certain reductions or delays of severance benefits as set forth in the Plan, including but not limited to Section 3(c), Section 3(d) and Section 4 of the Plan.
(b)Subject to the terms of the Plan, this Participation Agreement and the Plan supersede any severance and change in control benefit plan, policy, practice, agreement or other arrangement previously maintained by the Company Group, including any cash severance and/or vesting acceleration benefits set forth in any individually negotiated employment, change in control, retention or other contract, agreement or arrangement between you and the Company Group, and you hereby waive your rights to such other benefits. This Participation Agreement and the Plan do not supersede, replace or otherwise alter your offer letter or employment contract, as applicable, with the Company Group or the CIIAA, except with respect to any severance benefits set forth therein. Further to the prior sentence, the terms of your employment agreement or any arbitration agreement between you and the Company (whether the arbitration provisions are contained in your offer letter, employment agreement, or a separate agreement) shall be binding on both you and the Company Group with respect to any claim under the Plan or ERISA.

(c)You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Participation Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.
Section 6.Definitions.
(a)For purposes of the Plan and this Participation Agreement, the following terms are defined as follows:
(1)“Covered Termination” means a termination of your employment due to (i) a termination by the Company Group without Cause (provided, that a termination without Cause by the Company Group shall not include a termination as a result of your death or Disability) or (ii) your resignation for Good Reason, in either case, that results in your Separation from Service.
(2)“Good Reason” means the occurrence of any of the following events, conditions or actions taken by the Company Group without Cause and without your consent: (i) a material reduction of your annual base salary, which is a reduction of at least 10% of your base salary (other than (I) pursuant to a salary reduction program applicable generally to employees of the Company Group who are similarly situated with you and/or (II) following a Change in Control, to the extent necessary to make your base salary commensurate with those of other employees of the Company Group who are similarly situated with you); (ii) a material reduction of your authority, duties or responsibilities; provided, however, that a mere change of title alone shall not constitute such a material reduction; or (iii) a relocation of your principal place of employment with the Company Group to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided, that if your principal place of employment is your personal residence, this clause (iii) shall not apply; provided, however, that in each case above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Company written notice of the event(s) giving rise to “Good Reason” within fifteen (15) days after the first occurrence thereof; the Company must fail to reasonably cure such event(s) within thirty (30) days after receipt of such notice (the “Cure Period”), and your resignation must be effective not later than fifteen (15) days after the expiration of such Cure Period.

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To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below, no later than fifteen (15) days from the date first set forth below.

Fastly, Inc.

By:

Name:

Title:

Date:

[Eligible Employee]    Date

ELIGIBLE EMPLOYEE: _________ By initialing here, I acknowledge that I have read and agree to the provision in Section 5(b) of this Participation Agreement related to the arbitration of claims.

Annex I

Fastly, Inc. 2022 Change in Control and Severance Benefit Plan

Fastly, Inc.
2022 Change in Control and Severance Benefit Plan
Approved by the Compensation Committee of the Board of Directors: June 15, 2022

Section 1.Introduction.
The Fastly, Inc. 2022 Change in Control and Severance Benefit Plan (the “Plan”) is hereby established effective as of June 15, 2022 (the “Effective Date”). The purpose of the Plan is to provide for the provision of severance benefits to eligible executive employees of the Company Group (as defined below) in the event that such employees become subject to certain involuntary terminations as described herein, including in connection with a Change in Control. Except as otherwise provided in the Plan or in an individual Participation Agreement, the Plan shall supersede any severance and change in control benefit plan, policy, practice, agreement or other arrangement previously maintained by the Company Group, including any cash severance and/or vesting acceleration benefits set forth in any individually negotiated employment, change in control, retention or other contract, agreement or arrangement between the Company Group and an Eligible Employee. An employee will be entitled to no severance or change in control benefits or payments upon a termination of employment covered by the Plan other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. Notwithstanding the foregoing, if the employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be provided only to the extent more favorable than such other arrangement.
The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
For purposes of the Plan, the following terms are defined as follows:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to a Covered Termination.
(c)“Board” means the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.
(d)“Cause” means, with respect to a particular Eligible Employee, the occurrence of any of the following events: (i) commission of a felony or any crime involving moral turpitude by the Eligible Employee; (ii) the Eligible Employee’s participation in any fraud or act of dishonesty against the Company Group; (iii) the Eligible Employee’s persistent neglect of his or her job duties; (iv) the Eligible Employee’s material breach of any written agreement entered into between the Eligible Employee and the

Company Group (including but not limited to the Eligible Employee’s Employee Confidential Information and Inventions Assignment Agreement or similar agreement with the Company Group); (v) the Eligible Employee’s misconduct or other violation of Company policy that causes material harm to the Company Group; (vi) breach by the Eligible Employee of any fiduciary duty owed to the Company Group; or (vii) conduct by the Eligible Employee which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; provided that, in the case of sections (iii), (iv) and (vii) in this definition, such conduct remains uncured after thirty (30) days’ written notice from the Company (which the Company only must provide if it deems such conduct curable). The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion. The term “Company” for purposes of this definition will be interpreted to include any Affiliate, as appropriate.
(e)“Change in Control” shall have the meaning ascribed to such term in Section 13(i)(i)-(iv) of the Company’s 2019 Equity Incentive Plan; provided that in no event will a Change in Control be deemed to have occurred if such transaction does not also constitute a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5).
(f)“Change in Control Period” means the period (i) commencing three (3) months prior to the Closing and ending (ii) eighteen (18) months following the Closing.
(g)“Closing” means the closing (or term of similar import) of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Company” means Fastly, Inc. or, following a Change in Control, the surviving or successor entity resulting from such event.
(j)“Company Group” means the Company and its Affiliates.
(k)“Covered Termination” means, with respect to an employee, a termination of employment that is due to a termination by the Company Group without Cause (provided, that a termination without Cause by the Company Group shall not include a termination as a result of the employee’s death or Disability) and results in such employee’s Separation from Service, unless otherwise provided in an individual Participation Agreement.
(l)“Disability” means the Board, based upon appropriate medical evidence, determines in good faith that the Eligible Employee has become physically or mentally incapacitated so as to render him or her incapable of performing his or her usual and customary duties, with or without a reasonable accommodation, for a continuous period in excess of 120 days.
(m)“Eligible Employee” means an employee of the Company Group who meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(n)“Entity” or “entity” means a corporation, partnership, limited liability company or other entity.

(o)“Participation Agreement” means an agreement between an Eligible Employee and the Company in substantially the form of Appendix A attached hereto, which may include (i) such other terms and conditions as the Plan Administrator deems necessary or advisable in the administration of the Plan and/or otherwise applicable to a given Eligible Employee’s entitlement to benefits under the Plan or (ii) such other modifications as are contemplated by Section 7(b) of the Plan.
(p)“Plan Administrator” means the Board, or other persons or entities designated by the Board (including, without limitation, employees of the Company), prior to the Closing and the Representative upon and following the Closing.
(q)“Prior Plan” means the Company’s Executive Change in Control and Severance Benefit Plan.
(r)“Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).
(s)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.
(t)“Separation from Service” means a “separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(h) (or any successor provision thereof).
Section 2.Eligibility for Benefits.
(a)Eligible Employee. An employee of the Company Group is eligible to participate in the Plan if (i) the Plan Administrator has designated such employee as eligible to participate in the Plan; (ii) if requested by the Plan Administrator to sign a Participation Agreement, such employee has signed and returned such Participation Agreement to the Company within the period specified therein; (iii) such employee’s employment with the Company Group terminates due to a Covered Termination; (iv) such employee is not eligible to participate in the Prior Plan; and (v) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
(b)Release Requirement. In order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release of all known and unknown claims against the Company Group or persons and entities affiliated with the Company Group in a form prescribed by the Company, without alterations (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms. In no event will the period to execute and make the Release effective in accordance with its terms be longer than sixty (60) days following the date of the Covered Termination.
(c)No Duplication of Other Benefits. Except as otherwise provided in the Plan or in an individual Participation Agreement, the Plan supersedes any severance or change in control benefit plan, policy, practice, agreement or other arrangement previously maintained by the Company Group, including any cash severance and/or vesting acceleration benefits set forth in any individually negotiated employment, change in control, retention or other contract, agreement or arrangement between the Company Group and an Eligible Employee. An Eligible Employee will be entitled to no severance or change in control benefits or payments upon a Covered Termination other than those benefits expressly set forth herein, in an individual Participation Agreement, or as expressly approved by the Board, and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. Notwithstanding the foregoing, if the Eligible Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be provided only to the extent more favorable than such other arrangement, and shall be subject to any deductions that the Company determines to make pursuant to Section 3(c).
(d)Exceptions to Benefit Entitlement. Except as otherwise provided in an individual Participation Agreement, an employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1)The employee is terminated by the Company Group for any reason or voluntarily terminates employment with the Company Group and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
(2)The employee voluntarily terminates employment with the Company Group in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company Group.
(3)The employee is offered an identical or substantially equivalent or comparable position within the Company Group. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation.
(4)The employee is offered immediate reemployment by a successor to the Company or another member of the Company Group or by a purchaser of the Company’s assets, as the case may be, following a Change in Control. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or another member of the Company Group or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.
(5)The employee is rehired by a member of the Company Group and recommences employment prior to the date benefits under the Plan are scheduled to commence.
(6)The employee is employed, engaged or located outside the United States in a jurisdiction where, in the case of a purchase of the Company’s assets, the employee’s employment automatically transfers by operation of law from the Company Group to such purchaser on the same (or substantially the same) terms and conditions of employment and with continuity of employment preserved.
Section 3.Amount of Benefit.
(a)Severance Benefits. Subject to the terms and conditions of the Plan, severance benefits, if any, shall be provided to Eligible Employees in the amount and in the manner determined by the Plan Administrator in its sole and absolute discretion, which may be set forth in an individual

Participation Agreement. The amount of severance benefits paid to one Eligible Employee shall not determine the amount of benefits payable to any other Eligible Employee, even if similarly situated.
(b)Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees or consultants who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company Group to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.
(c)Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company Group that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any individually negotiated employment contract or agreement or any other written agreement with the Company Group, or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory or contractual obligation, or policy or practice. Such reductions shall be made in a manner consistent with the requirements of Section 409A.
(d)Parachute Payments.
(1)Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Employee would receive from the Company Group pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (but not below zero) or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the

Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Eligible Employee. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
(2)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company Group a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Eligible Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(3)Unless the Eligible Employee and the Company agree on an alternative accounting firm, at the Company’s election, either (i) Deloitte & Touche LLP or (ii) the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the a change in ownership or control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
Section 4.Section 409A.
Notwithstanding anything to the contrary herein, to the extent (i) any payments to which an Eligible Employee becomes entitled under the Plan, or any agreement or plan referenced herein, in connection with the Eligible Employee’s Separation from Service with the Company Group constitute deferred compensation subject to Section 409A and (ii) the Eligible Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Eligible Employee’s Separation from Service; or (ii) as soon as administratively practicable after the date of the Eligible Employee’s death following such Separation from Service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Eligible Employee, including (without limitation) the additional twenty percent (20%) tax for which the Eligible Employee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Eligible Employee or the Eligible Employee’s beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the Plan (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Eligible Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment under the Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to the Plan (or referenced in the Plan) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations under Section 409A.

Section 5.Tax Withholdings and Deductions; Offsets.
All severance benefits under the Plan shall be subject to applicable withholding for income tax, social insurance, payroll tax, fringe benefit tax, other tax-related items or other required deductions arising out of or in relation to an Eligible Employee’s participation in the Plan and applicable to the Eligible Employee. If an Eligible Employee is indebted to the Company Group at his or her Separation from Service or termination date, the Company reserves the right to offset any severance benefits under the Plan by the amount of such indebtedness.
Section 6.Reemployment.
In the event of an Eligible Employee’s reemployment by the Company Group during the period of time in respect of which severance benefits pursuant to the Plan have been paid (whether the severance benefits for such period of time is paid in lump sum or installments), the Company, in its sole and absolute discretion, may require the Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.
Section 7.Right to Interpret and Administer Plan; Amendment and Termination.
(a)Interpretation and Administration. Prior to the Closing, the Board, or other persons or entities designated by the Board (including, without limitation, employees of the Company), shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be final, binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final, binding and conclusive on all Eligible Employees. Any references in the Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.
(b)Participation Agreements with Non-US Participants. Any employee of the Company Group delegated such authority by the Board (which shall include the Company’s Chief

Executive Officer, Chief People Officer or any other person delegated such authority by the Chief Executive Officer) is expressly authorized to adopt such modifications to the form of Participation Agreement attached hereto as Appendix A as are necessary or appropriate to permit or facilitate participation in the Plan by Eligible Employees who are employed, engaged or located outside the United States, including any such modifications that supersede the terms of the Plan without modifying the material economic terms of the form of Participation Agreement attached hereto as Appendix A.
(c)Amendment or Termination.
The Company, by action of the Board or the Representative, reserves the right to amend or terminate the Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the forgoing:
(1)the Company may not, without the written consent of an Eligible Employee who experienced a Covered Termination at a time other than during the Change in Control Period and prior to such amendment or termination (which, for this purpose, includes a Covered Termination that occurs after such amendment or termination if the event(s) giving rise to the Covered Termination occurred prior to such amendment or termination), amend or terminate the Plan in any way that (i) prevents that Eligible Employee from becoming eligible for benefits under the Plan in the event of a Covered Termination that occurs other than during the Change in Control Period or (ii) reduces or alters to the detriment of the Eligible Employee the benefits payable, or potentially payable, to the Eligible Employee under the Plan in the event of such Covered Termination, and
(2)once the Change in Control Period has begun, the Company may not, without an Eligible Employee’s written consent, amend or terminate the Plan in any way that (i) prevents the Eligible Employee from becoming eligible for benefits under the Plan in the event of a Covered Termination that occurs during a Change in Control Period or (ii) reduces or alters to the detriment of the Eligible Employee the benefits payable, or potentially payable, to the Eligible Employee under the Plan in the event of such a Covered Termination.
Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs while the Plan is in effect, the Plan shall not terminate until the Change in Control Period has expired and any benefits payable in respect thereof have been paid. Any amendment or termination of the Plan will be in writing and executed by the Compensation Committee Chair (prior to the Closing) or the Representative (following the Closing).
Section 8.No Implied Employment Contract.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company Group or (ii) to interfere with the right of the Company Group to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
Section 9.Legal Construction.
The Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

Section 10.Claims, Inquiries and Appeals.
(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). In order to file a claim to receive benefits under the Plan, the Participant or the Participant’s authorized representative must submit a written application for benefits to the Plan Administrator within sixty (60) days after the Participant’s termination of employment. The Plan Administrator is:
Fastly, Inc.
Board of Directors or Representative
475 Brannan Street, Suite 300
San Francisco, California 94107
(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;
(3)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.
This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Fastly, Inc.
Board of Directors or Representative
475 Brannan Street, Suite 300
San Francisco, California 94107

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;
(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11.Basis of Payments to and from Plan.
The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.
Section 12.Other Plan Information.
(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 27-5411834. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 516.
(b)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Fastly, Inc.
Board of Directors or Representative
475 Brannan Street, Suite 300
San Francisco, California 94107
In addition, service of legal process may be made upon the Plan Administrator.
(d)Plan Sponsor. The “Plan Sponsor” is:
Fastly, Inc.
Board of Directors or Representative
475 Brannan Street, Suite 300
San Francisco, California 94107
(844) 432-7859

(e)Plan Administrator. The Plan Administrator is the Board or a duly authorized committee thereof prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:
Fastly, Inc.
Board of Directors or Representative
475 Brannan Street, Suite 300
San Francisco, California 94107
(844) 432-7859

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 13.Statement of ERISA Rights.
Participants in the Plan (which is a welfare benefit plan sponsored by Fastly, Inc.) who are employed, engaged or located inside the United States are entitled to certain rights and protections under

ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:
(a)Receive Information About Your Plan and Benefits.
(1)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(2)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
(3)Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.
(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. The claims review procedure is explained in Section 10, above.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court in San Francisco, California. Any suit must be brought within one (1) year of the date your claim for benefits was denied or ignored, in whole or in part, and is subject to any arbitration agreement that is in place between you and the Company Group. Before any claim for benefits is brought, you must follow the claims review procedure that is explained in Section 10, above.
If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.